Exhibit 99.1

RockTenn Reports Results for the First Quarter of Fiscal 2012

NORCROSS, Ga.--(BUSINESS WIRE)--January 24, 2012--RockTenn (NYSE:RKT) today reported earnings for the quarter ended December 31, 2011 of $1.06 per diluted share and adjusted earnings of $1.18 per diluted share.

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2011	2010

Earnings per diluted share	$1.06	$1.27

Restructuring and other costs and operating losses and transition costs due to plant closures	0.12	0.01

Adjusted earnings per diluted share	$1.18	$1.28

First Quarter Results

  Net sales of $2,267.7 million for the first quarter of fiscal 2012 increased $1,506.6 million over the first quarter of fiscal 2011, primarily as a result of the May 27, 2011, Smurfit-Stone acquisition.
  Segment income, adjusted to eliminate $0.4 million of pre-tax acquisition inventory step-up, was $193.5 million, up 74.8% over the prior year quarter, primarily as a result of the Smurfit-Stone acquisition.
  RockTenn’s restructuring and other costs and operating losses and transition costs due to plant closures, net of related noncontrolling interest were $0.12 per diluted share after-tax, for the first quarter of fiscal 2012. These costs consisted primarily of $3.6 million of pre-tax facility closure charges primarily related to former Smurfit-Stone corrugated container plants, $7.3 million of pre-tax integration and acquisition costs that primarily consisted of professional services and other employee costs and $1.6 million of pre-tax operating losses and transition costs in connection with consolidating converting facilities.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “Our adjusted earnings of $1.18 per share reflect continued earnings accretion from the Smurfit-Stone acquisition, which we estimate at $.15 for the quarter and $1.03 for the seven months since we completed the acquisition. Our earnings were lower than the prior quarter due to the combination of normal seasonal volume and mix trends, major maintenance outage expenses and very competitive export containerboard markets and domestic box markets.”

Segment Results

Containerboard and Paperboard Tons Produced

Total tons produced in the first quarter of fiscal 2012 were approximately 2.28 million tons, an increase of approximately 1.7 million tons over the prior year quarter due to the Smurfit-Stone acquisition, and a sequential decrease of approximately 106,000 tons. The sequential quarter decrease was primarily due to scheduled maintenance and market related downtime in our containerboard mills.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $1,324.5 million to $1,522.8 million in the first quarter of fiscal 2012 compared to the prior year quarter, due primarily to the Smurfit-Stone acquisition. Segment income, adjusted to eliminate $0.4 million of pre-tax acquisition inventory step-up, increased to $109.7 million in the first quarter of fiscal 2012 compared to $37.4 million in the prior year quarter. Corrugated Packaging segment EBITDA margin was 13.9% for the first quarter of fiscal 2012.

Consumer Packaging Segment

Consumer Packaging segment net sales increased $75.9 million in the first quarter of fiscal 2012 compared to the prior year quarter, primarily due to increased display sales including those from the Smurfit-Stone acquisition and generally higher selling prices throughout the segment. Segment income was $80.3 million in the first quarter of fiscal 2012 compared to $71.0 million in the prior year quarter due primarily to income from the acquired display facilities and higher selling prices that were partially offset by higher recycled fiber, chemical and freight costs. Consumer Packaging segment EBITDA margin was 16.8% for the first quarter of fiscal 2012.

Recycling and Waste Solutions Segment

Recycling and Waste Solutions segment net sales increased $287.5 million over the prior year first quarter to $329.4 million primarily due to the Smurfit-Stone acquisition. Segment income was $3.5 million in the first quarter of fiscal 2012 compared to $2.3 million in the prior year.

Cash Provided From Operating, Financing and Investing Activities

At December 31, 2011, net debt was $3.4 billion and our Leverage Ratio (as hereinafter defined) was 2.73 times, well below our maximum credit agreement covenant of 3.75 times. Net debt increased by $31.2 million in the December quarter. We generated $157.9 million in cash during the quarter before the payment of deferred compensation expense to a former Smurfit executive. Cash provided by operations was $145.1 million. Cash provided by operations was reduced by $68.9 million of contributions to our qualified pension plans in excess of expense and $69.4 million to build primarily containerboard inventory to meet anticipated system supply shortfalls later in the year due to planned major mill outages. We also invested $81.6 million in capital expenditures, invested $89.1 million in business purchases and investments and returned $14.1 million in dividends to our shareholders.

Conference Call

We will host a conference call to discuss our results of operations for the first quarter of fiscal 2012 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on January 25, 2012. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through February 7, 2012 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions, with net sales of $10 billion. RockTenn’s 26,000 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements herein regarding, among other things, we have built containerboard inventory to meet anticipated system supply shortfalls later in the year due to planned major mill outages constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, we have made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on these estimates, which are based on current expectations. There are many factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to integrate Smurfit-Stone or to achieve benefits from the Smurfit-Stone acquisition, including synergies and performance improvements. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption “Business―Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2011	2010

NET SALES	$2,267.7	$761.1

Cost of Goods Sold	1,875.5	582.3

Gross Profit	392.2	178.8
Selling, General and Administrative Expenses	225.9	83.2
Restructuring and Other Costs, net	10.3	0.6

Operating Profit	156.0	95.0
Interest Expense	(32.7)	(16.7)
Interest Income and Other Income, net	0.4	-
Equity in Income of Unconsolidated Entities	0.7	0.3

INCOME BEFORE INCOME TAXES	124.4	78.6

Income Tax Expense	(47.6)	(27.3)

CONSOLIDATED NET INCOME	76.8	51.3

Less: Net Income Attributable to Noncontrolling Interests	(0.1)	(1.0)

NET INCOME ATTRIBUTABLE TO ROCK-TENN COMPANY SHAREHOLDERS	$76.7	$50.3

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company shareholders	$76.7	$50.3
Less: Distributed and undistributed income available to participating securities	(0.4)	(0.4)
Distributed and undistributed income available to Rock-Tenn Company shareholders	$76.3	$49.9

Diluted weighted average shares outstanding	71.7	39.4

Diluted earnings per share	$1.06	$1.27

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2011	2010

NET SALES:

Corrugated Packaging	$1,522.8	$198.3
Consumer Packaging	620.4	544.5
Recycling and Waste Solutions	329.4	41.9
Intersegment Eliminations	(204.9)	(23.6)

TOTAL NET SALES	$2,267.7	$761.1

SEGMENT INCOME:

Corrugated Packaging (1)	$109.3	$37.4
Consumer Packaging	80.3	71.0
Recycling and Waste Solutions	3.5	2.3

TOTAL SEGMENT INCOME	$193.1	$110.7

Restructuring and Other Costs, net	(10.3)	(0.6)
Non-Allocated Expenses	(26.1)	(14.8)
Interest Expense	(32.7)	(16.7)
Interest Income and Other Income, net	0.4	-

INCOME BEFORE INCOME TAXES	$124.4	$78.6

(1) Includes inventory step-up expense of $0.4 million in the three months ended December 31, 2011.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$76.8	$51.3

Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	132.7	36.7
Deferred income tax expense	42.9	19.8
Share-based compensation expense	5.3	4.0
(Gain) loss on disposal of plant and equipment and other, net	(0.6)	0.2
Equity in income of unconsolidated entities	(0.7)	(0.3)
Settlement of interest rate hedges	(2.8)	-
Pension funding (more) less than expense	(68.2)	5.4
Impairment adjustments and other non-cash items	1.6	0.2
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	132.2	50.2
Inventories	(69.4)	(16.6)
Other assets	(10.9)	0.3
Accounts payable	(56.8)	(25.6)
Income taxes	8.3	2.3
Accrued liabilities and other	(45.3)	(23.6)

NET CASH PROVIDED BY OPERATING ACTIVITIES	145.1	104.3

INVESTING ACTIVITIES:

Capital expenditures	(81.6)	(28.5)
Cash paid for purchase of businesses, net of cash acquired	(87.5)	-
Investment in unconsolidated entities	(1.6)	0.3
Return of capital from unconsolidated entities	0.7	0.2
Proceeds from sale of property, plant and equipment	11.7	0.4

NET CASH USED FOR INVESTING ACTIVITIES	(158.3)	(27.6)

FINANCING ACTIVITIES:

Additions to revolving credit facilities	104.4	20.0
Repayments of revolving credit facilities	(39.9)	(9.3)
Additions to debt	26.0	-
Repayments of debt	(63.3)	(82.2)
Debt issuance costs	(0.8)	(0.5)
Issuances of common stock, net of related minimum tax withholdings	2.0	0.8
Excess tax benefits from share-based compensation	-	0.1
Repayments to unconsolidated entity	(0.5)	(1.0)
Cash dividends paid to shareholders	(14.1)	(7.8)
Cash distributions to noncontrolling interests	-	(2.0)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	13.8	(81.9)

Effect of exchange rate changes on cash and cash equivalents	(1.3)	(0.7)

DECREASE IN CASH AND CASH EQUIVALENTS	(0.7)	(5.9)

Cash and cash equivalents at beginning of period	41.7	15.9

Cash and cash equivalents at end of period	$41.0	$10.0

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Income taxes, net of refunds	$(3.6)	$4.9
Interest, net of amounts capitalized	23.6	4.7

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	December 31,	September 30,
	2011	2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41.0	$41.7
Restricted cash	41.1	41.1
Accounts receivable (net of allowances of $31.6 and $30.1)	986.3	1,109.6
Inventories	932.7	849.8
Other current assets	202.7	186.7

TOTAL CURRENT ASSETS	2,203.8	2,228.9

Property, plant and equipment at cost:
Land and buildings	1,158.8	1,135.1
Machinery and equipment	5,773.0	5,691.1
Transportation equipment	13.1	12.8
Leasehold improvements	9.7	6.9
	6,954.6	6,845.9
Less accumulated depreciation and amortization	(1,425.9)	(1,318.7)
Net property, plant and equipment	5,528.7	5,527.2
Goodwill	1,862.2	1,839.4
Intangibles, net	813.4	799.4
Other assets	167.2	171.1

TOTAL ASSETS	$10,575.3	$10,566.0

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$161.0	$143.3
Accounts payable	729.3	780.7
Accrued compensation and benefits	176.8	220.0
Other current liabilities	179.4	174.3

TOTAL CURRENT LIABILITIES	1,246.5	1,318.3

Long-term debt due after one year	3,315.2	3,302.5

Pension liabilities	1,363.1	1,431.0
Postretirement medical liabilities	156.1	155.2
Deferred income taxes	881.7	827.1
Other long-term liabilities	153.3	153.3
Redeemable noncontrolling interests	6.5	6.3

Total Rock-Tenn Company shareholders' equity	3,452.2	3,371.6
Noncontrolling interests	0.7	0.7
Total Equity	3,452.9	3,372.3

TOTAL LIABILITIES AND EQUITY	$10,575.3	$10,566.0

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Production in Thousands of Tons)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Containerboard Production (1)
2010	234.2	231.6	243.4	246.1	955.3
2011	246.2	245.5	858.5	1,923.2	3,273.4
2012	1,843.5

Recycled Paperboard Production (2)
2010	223.6	227.8	234.2	235.1	920.7
2011	226.7	235.2	239.4	242.0	943.3
2012	220.7

SBS / SBL Production
2010	85.1	83.5	87.4	84.1	340.1
2011	87.4	86.6	87.3	123.7	385.0
2012	115.2

Pulp Production
2010	25.6	23.8	24.1	26.1	99.6
2011	23.4	26.2	47.1	101.1	197.8
2012	104.9

Total Production (3)
2010	568.5	566.7	589.1	591.4	2,315.7
2011	583.7	593.5	1,232.3	2,390.0	4,799.5
2012	2,284.3

Mill System Operating Rates
2010	94.2%	95.1%	98.2%	97.1%	96.2%
2011	95.4%	98.3%	96.7%	99.1%	97.9%
2012	96.4%

Fiber Reclaimed and Brokered (4)
2010	222.4	233.7	229.8	220.7	906.6
2011	211.6	213.7	773.9	1,759.6	2,958.8
2012	1,966.1

(1) Includes Kraft Paper Production

(2) Recycled paperboard tons produced include coated and specialty paperboard, including gypsum paperboard liner tons produced by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.

(3) Containerboard, SBS/SBL and Pulp tons produced include the Smurfit-Stone tons beginning May 28, 2011.
(4) Fiber Reclaimed and Brokered tons shipped include the Smurfit-Stone tons beginning May 28, 2011.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics (Continued)
(Excluding Display Shipments)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Corrugated Containers Shipments - BSF (1) (2)
2010	2.7	2.6	2.9	2.8	11.0
2011	2.6	2.9	9.1	19.3	33.9
2012	19.0

Corrugated Containers Per Shipping Day - MMSF (1) (2)
2010	43.7	42.4	45.0	43.4	43.6
2011	43.1	45.2	144.7	301.4	134.6
2012	317.2

Consumer Packaging Converting Shipments - BSF (1)
2010	4.9	4.9	5.1	5.2	20.1
2011	5.0	5.2	5.2	5.3	20.7
2012	5.0

Consumer Packaging Converting Per Shipping Day - MMSF (1)
2010	78.3	78.7	80.4	82.0	79.9
2011	82.2	83.0	82.1	82.5	82.4
2012	83.5

(1) MMSF - millions of square feet and BSF - billions of square feet
(2) Corrugated Container Shipments include Smurfit-Stone shipments beginning May 28, 2011.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions, except Return On Sales data)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Corrugated Packaging Segment Sales
2010	$180.1		$191.0		$210.5		$219.0		$800.6
2011	198.3		209.4		734.5		1,626.5		2,768.7
2012	1,522.8
Corrugated Packaging Intersegment Sales
2010	$7.3		$8.6		$9.6		$11.8		$37.3
2011	9.4		11.1		21.3		39.9		81.7
2012	32.3
Corrugated Packaging Segment Income
2010	$35.8		$21.9		$36.7		$49.1		$143.5
2011	37.4		30.1		80.0	(1)	153.6	(2)	301.1
2012	109.7	(3)
Return On Sales
2010	19.9%		11.5%		17.4%		22.4%		17.9%
2011	18.9%		14.4%		10.9%	(1)	9.4%	(2)	10.9%
2012	7.2%	(3)

Consumer Packaging Segment Sales
2010	$497.8		$516.9		$543.5		$574.7		$2,132.9
2011	544.5		567.8		579.6		667.9		2,359.8
2012	620.4
Consumer Packaging Intersegment Sales
2010	$2.8		$2.6		$3.9		$3.7		$13.0
2011	3.8		3.9		6.8		9.0		23.5
2012	7.6
Consumer Packaging Segment Income
2010	$55.1	(4)	$55.7	(5)	$69.0		$81.9		$261.7
2011	71.0		61.0		61.1		82.1		275.2
2012	80.3
Return on Sales
2010	11.1%	(4)	10.8%	(5)	12.7%		14.3%		12.3%
2011	13.0%		10.7%		10.5%		12.3%		11.7%
2012	12.9%

Recycling and Waste Solutions Segment Sales
2010	$28.6		$44.2		$40.7		$37.1		$150.6
2011	41.9		40.8		147.4		355.8		585.9
2012	329.4
Recycling and Waste Solutions Intersegment Sales
2010	$5.6		$9.0		$9.3		$8.5		$32.4
2011	10.4		10.1		51.3		137.8		209.6
2012	165.0
Recycling and Waste Solutions Segment Income
2010	$1.2		$4.1		$2.2		$1.5		$9.0
2011	2.3		2.6		4.6		5.3		14.8
2012	3.5
Return on Sales
2010	4.2%		9.3%		5.4%		4.0%		6.0%
2011	5.5%		6.4%		3.1%		1.5%		2.5%
2012	1.1%

(1) Excludes $55.4 million of inventory step-up expense.
(2) Excludes $4.0 million of inventory step-up expense.
(3) Excludes $0.4 million of inventory step-up expense.
(4) Excludes $20.7 million of alternative fuel mixture credit, net of expenses.
(5) Excludes $8.1 million of alternative fuel mixture credit.

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income (Loss) Attributable to Rock-Tenn Company Shareholders
2010	$56.3	$32.8	$45.1	$91.4	$225.6
2011	50.3	37.0	(30.1)	83.9	141.1
2012	76.7

Diluted Earnings (Loss) per Share
2010	$1.43	$0.83	$1.14	$2.31	$5.70
2011	1.27	0.92	(0.60)	1.17	2.77
2012	1.06

Depreciation & Amortization
2010	$37.5	$36.8	$36.4	$36.7	$147.4
2011	36.7	37.2	73.5	130.9	278.3
2012	132.7

Capital Expenditures
2010	$12.3	$18.3	$30.3	$45.3	$106.2
2011	28.5	30.3	48.7	91.9	199.4
2012	81.6

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps and the balance of our cash and cash equivalents.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year for the current quarter and the prior quarter.

(In Millions)	December 31,	September 30,
	2011	2011

Current Portion of Debt	$161.0	$143.3
Long-Term Debt Due After One Year	3,315.2	3,302.5
Total Debt	3,476.2	3,445.8
Less: Hedge Adjustments Resulting From Fair
Value Interest Rate Derivatives or Swaps	(0.3)	(0.4)
	3,475.9	3,445.4
Less: Cash and Cash Equivalents	(41.0)	(41.7)
Net Debt	$3,434.9	$3,403.7

Segment EBITDA Margins

Our management uses “Segment EBITDA Margins”, along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Sales for the quarter ending December 31, 2011:

(In Millions, except percentages)
	Corrugated Packaging	Consumer Packaging	Recycling and Waste Solutions	Corporate / Other	Consolidated

Segment Sales	$1,522.8	$620.4	$329.4	$(204.9)	$2,267.7

Segment Income (1)	$109.7	$80.3	$3.5		$193.5
Depreciation and Amortization Total Debt	102.3	24.0	3.1	3.3	132.7
Segment EBITDA	$212.0	$104.3	$6.6

Segment EBITDA Margins(1)	13.9%	16.8%	2.0%

(1) Excludes $0.4 million of inventory step-up expense in our Corrugated Packaging segment.

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, Smurfit-Stone Adjusted EBITDA as specified in the Credit Agreement, estimated synergies, charges and expenses associated with the write up of inventory acquired and other items.

“Total Funded Debt” is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the December 31, 2011 calculation, our Leverage Ratio was 2.73 times. Our maximum permitted Leverage Ratio under the Credit Facility at December 31, 2011 was 3.75 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended December 31, 2011, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months Ended December 31, 2011

Consolidated Net Income	$171.5
Interest Expense, net	95.4
Income Taxes	89.8
Depreciation and Amortization	374.3
Smurfit-Stone Adjusted EBITDA for the period January 1, 2011 to May 27, 2011	265.0
Additional Permitted Charges	305.2
Credit Agreement EBITDA	$1,301.2

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	December 31,
2011

Current Portion of Debt	$161.0
Long-Term Debt Due After One Year	3,315.2
Total Debt	3,476.2
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(0.3)
Total Debt Less Hedge Adjustments	3,475.9
Plus: Letters of Credit, Guarantees and Other Adjustments	77.2
Total Funded Debt	$3,553.1

Credit Agreement EBITDA for the Twelve Months Ended December 31, 2011	$1,301.2

Leverage Ratio	2.73

Accretion from the Smurfit-Stone Acquisition

We also use the non-GAAP measure “Accretion from the Smurfit-Stone Acquisition”. Management believes the non-GAAP financial measure provides our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it provides an estimate of the performance of the acquired operations of Smurfit-Stone as well as to estimate the earnings of RockTenn excluding the estimated accretion. The Company and the board of directors use this information to evaluate the Company’s performance relative to other periods.

The table below summarizes the Smurfit-Stone Estimated Accretion from the tables that follow:

Smurfit-Stone Estimated Accretion – 3rd quarter of fiscal 2011	$0.33
Smurfit-Stone Estimated Accretion – 4th quarter of fiscal 2011	0.55
Smurfit-Stone Estimated Accretion – 1st quarter of fiscal 2012	0.15
Estimated Smurfit-Stone Accretion since Acquisition	$1.03

Set forth below is a reconciliation of “adjusted net income” and “adjusted earnings per diluted share” to the most directly comparable GAAP measures, “Net income attributable to Rock-Tenn Company shareholders” and “earnings per diluted share”, respectively, for each of the quarters since the Smurfit-Stone Acquisition (in millions, except per share information):

	Three Months Ended
	June 30,	September 30,	December 31,
	2011	2011	2011
Net income (loss) attributable to Rock-Tenn Company shareholders	$(30.1)	$83.9	$76.7
Restructuring and other costs and operating losses and transition costs due to plant closures	36.4	25.0	8.3
Acquisition inventory step-up	35.2	2.6	0.2
Loss on extinguishment of debt	25.1	—	—
Non-cash loss on Canadian intercompany note	—	11.0	—
Adjusted net income	$66.6	$122.5	$85.2

Earnings (Loss) Per Diluted Share	$(0.60)	$1.17	$1.06
Restructuring and other costs and operating losses and transition costs due to plant closures	0.71	0.35	0.12
Acquisition inventory step-up	0.69	0.03	—
Loss on extinguishment of debt	0.49	—	—
Non-cash loss on Canadian intercompany note	—	0.15	—
Adjusted earnings per diluted share	$1.29	$1.70	$1.18

Set forth below is a reconciliation of Adjusted Net Income for the each of the three months ended June 30, 2011, September 30, 2011 and December 31, 2011 to the most directly comparable GAAP measure, Segment income (in millions, except per share data):

Third Quarter Ended June 30, 2011
	Corrugated Packaging	Consumer Packaging	Recycling and Waste Solutions	Consolidated

Legacy RockTenn	$30.3	$58.6	$2.9	$91.8
Legacy Smurfit-Stone	49.7	2.5	1.7	53.9
Segment Income(1)	$80.0	$61.1	$4.6	$145.7

Interest Expense				(22.8)
Non-Allocated / Other				(20.2)
Pre-Tax Income				102.7
Tax Expense				(36.1)
Adjusted Net Income				$66.6

Adjusted EPS				$1.29
Legacy RockTenn				0.96
Smurfit-Stone Estimated Accretion				$0.33

Management’s estimate of the legacy RockTenn portion of Adjusted Net Income on a standalone basis is approximately $38 million. Estimated diluted shares on a standalone basis are approximately 40 million shares.

(1) Segment income excludes $55.4 million of inventory step-up expense.

Fourth Quarter Ended September 30, 2011
	Corrugated Packaging	Consumer Packaging	Recycling and Waste Solutions	Consolidated

Legacy RockTenn	$27.3	$76.8	$2.9	$107.0
Legacy Smurfit-Stone	126.3	5.3	2.4	134.0
Segment Income(1)	$153.6	$82.1	$5.3	$241.0

Interest Expense				(33.2)
Non-Allocated / Other				(26.0)
Pre-Tax Income				181.8
Tax Expense				(59.3)
Adjusted Net Income				$122.5

Adjusted EPS				$1.70
Legacy RockTenn				1.15
Smurfit-Stone Estimated Accretion				$0.55

Management’s estimate of the legacy RockTenn portion of Adjusted Net Income on a standalone basis is approximately $46 million. Estimated diluted shares on a standalone basis are approximately 40 million shares.

(1) Segment income excludes $4.0 million of inventory step-up expense.

First Quarter Ended December 31, 2011
	Corrugated Packaging	Consumer Packaging	Recycling and Waste Solutions	Consolidated

Legacy RockTenn	$ 24.6	$ 74.0	$ 1.0	$99.6
Legacy Smurfit-Stone	85.1	6.3	2.5	93.9
Segment Income(1)	$ 109.7	$ 80.3	$ 3.5	$193.5

Interest Expense				(32.7)
Non-Allocated / Other				(24.2)
Pre-Tax Income				136.6
Tax Expense				(51.4)
Adjusted Net Income				$85.2

Adjusted EPS				$1.18
Legacy RockTenn				1.03
Smurfit-Stone Estimated Accretion				$0.15

Management’s estimate of the legacy RockTenn portion of Adjusted Net Income on a standalone basis is approximately $41 million. Estimated diluted shares on a standalone basis are approximately 40 million shares.

(1) Segment income excludes $0.4 million of inventory step-up expense.

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company’s performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
(In Millions)	2011	2010

Net income attributable to Rock-Tenn Company shareholders	$76.7	$50.3

Restructuring and other costs and operating losses and transition costs due to plant closures	8.3	0.5
Acquisition inventory step-up	0.2	—

Adjusted net income	$85.2	$50.8

CONTACT:
RockTenn
John Stakel, 678-291-7900
VP-Treasurer